EXHIBIT 99

                                  Press Release

                     SUSSEX BANCORP ANNOUNCES CASH DIVIDEND,
                             TWO FOR ONE STOCK SPLIT

         FRANKLIN, NEW JERSEY - Sussex Bancorp (AMEX:SBB) announced today that its Board of Directors had declared a quarterly cash dividend of $0.13 per share, payable on August 3, 1998 to shareholders of record as of July 3, 1998. This dividend marks the 31st consecutive quarter in which the Company has paid a cash dividend to its shareholders.

         In addition, the Company announced that its Board of Directors had declared a two for one stock split, payable after the cash dividend, pursuant to which each existing share of Sussex Bancorp will be divided into two shares of the Company. The shares will be issued on August 3, 1998 to shareholders of record as of July 3, 1998.

         Mr. Donald Kovach, President and Chief Executive Officer of the Company stated "This cash dividend and stock split evidences the Board's continuing efforts to provide value to our shareholders. The stock split, combined with the Company's listing earlier this year on the American Stock Exchange, should enhance the liquidity of the Company's stock, providing a better market for our shareholders."

         Sussex Bancorp is the holding company for the Sussex County State Bank, a New Jersey chartered commercial bank operating through seven (7) branches in Sussex County, New Jersey. As of March 31, 1998, the Company had total assets of $122.2 million, total deposits of $112.8 million and total net loans of $67.9 million.



                                   Page 5 of 5